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                                                                 Exhibit 12.01


                  Oklahoma Gas and Electric Company
                           S E C Method
            Ratio of Earnings to Fixed Charges - Consolidated

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                            Year Ended          Year Ended          Year Ended          Year Ended          Year Ended
                           Dec 31, 1993        Dec 31, 1994        Dec 31, 1995        Dec 31, 1996        Dec 31, 1997
                           ------------        ------------        ------------        ------------        ------------

Earnings:
  Net Income               $104,730,000        $113,795,000        $112,544,000       $116,869,000         $120,993,623

Plus Income Taxes:
  Federal Income Taxes       64,646,000          47,841,000          72,800,000         73,171,000           60,543,945
  State Income Taxes
  Federal Deferred Taxes      3,268,000          25,312,000          (2,335,000)         2,156,000           15,927,255
  State Deferred Taxes
  Invest Tax Credit          (5,150,000)         (5,150,000)         (5,150,000)        (5,150,000)          (5,149,860)
  Taxes (below the line)       (538,000)            203,000           1,436,000           (515,000)           1,403,000
Plus Fixed Charges           71,764,921          69,182,293          72,434,118         60,971,574           57,043,106

   Total Earnings          $238,720,921        $251,183,293        $251,729,118        $247,502,574        $250,761,069

Fixed Charges:

   Long-term debt interest   61,397,000          61,226,000          63,970,000          54,141,000          53,280,793
   Amort. Disc & Exp
   Amort. of Prem
   Other interest expense     9,431,000           7,197,000           7,999,000           6,134,000           3,265,089
   Calculated int. on
     leased property            936,921             759,293             465,118             696,574             497,224

     Total Fixed Charges    $71,764,921         $69,182,293         $72,434,118         $60,971,574         $57,043,106
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Ratio of Earnings to
  Fixed Charges                    3.33                3.63                3.48                4.06                4.40
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